SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2010

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

Delaware	33-059-5156
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)
47350 Fremont Blvd., Fremont, CA 94538
(Address of principal executive offices, including zip code)
510.226.2800
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On March 3, 2010, Vermillion, Inc. (the “Company”) announced the appointment of Carl Severinghaus to its Board of Directors as a Class II director, with a current term that will expire at the annual meeting of stockholders to be held in 2011. Mr. Severinghaus is expected to receive compensation consistent with the Company’s post-bankruptcy compensation policy for his service as a non-employee Director, as specified from time to time by the Board of Directors.
          Mr. Severinghaus, age 58, currently serves as President of Tecan Americas, a leading global provider of laboratory instruments and solutions in biopharmaceuticals, forensics, and clinical diagnostics. Mr. Severinghaus has held this position since 2009, responsible for the sales and operations for the Americas Sales Regions, including U.S., Canada, and South America. From 2007 to 2008, he was Senior Vice President of International Sales, responsible for the worldwide sales and operations of the direct and OEM sales channels. Since 2007, he has served as a member to the Executive Committee of Tecan, an internal Board responsible for implementing the Board of Directors’ worldwide strategies and goals. He was President and General Manager of Tecan from 1999 to 2006, and Vice President of Sales and National Sales Manager from 1991 to 1998. Prior to joining Tecan, he held National Sales Manager position at American Monitor Corporation from 1980 to 1991. Mr. Severinghaus received his Bachelor of Fine Arts degree in Communications and Public Speaking from Drake University in 1974. He is a member of the Analytical and Life Science Systems Association, the Association for Laboratory Science, and the American Association for Clinical Chemistry.

Item 8.01	Other Events.
          On March 3, 2010, the Company issued a press release announcing the appointment of Carl Severinghaus to the Board of Directors. A copy of the Company’s press release dated March 3, 2010 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	99.1	Press Release dated March 3, 2010
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: March 4, 2010	By:	/s/ Gail S. Page
Gail S. Page
Chief Executive and Chair of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 3, 2010.